UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 27, 2008

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Incorporation)

001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.
Signatures
Exhibit Index
Exhibit 99.1
Ex-99.1	Press Release

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On March 26 2008, Ormat Technologies, Inc. (the “Company”) announced that on March 21, 2008 its wholly-owned subsidiary, ORNI 16 LLC, entered into a Joint Ownership Agreement (JOA) with Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources, governing the joint development, construction, ownership and operations of a new geothermal power project that is currently under development by ORNI 16 LLC.

The project, known as the Carson Lake geothermal project, is located in Churchill County, Nevada, on federal lands, a portion of which includes the Naval Air Station Fallon. Under the JOA, ORNI 16 LLC will continue to develop the project until the geothermal resource is sufficiently defined at a level that is capable of supporting a project with a generation capacity of at least 30 MW and Nevada Power Company has obtained regulatory approval to acquire its 50 percent ownership. At that time, and subject to certain additional closing conditions, Nevada Power Company will acquire its 50% ownership interest in the project. Nevada Power Company will pay 50% of the costs expended up to the closing date of the acquisition, plus a capped fee calculated as a percentage of such costs. If the development results in a geothermal resource that cannot support at least 30 MW, or any of the other closing conditions are not satisfied, the parties are not obligated to close the acquisition and ORNI 16 LLC may continue to develop the project by itself as sole owner.

Under the JOA, following closing of the acquisition, each party will own a 50 percent undivided interest in the project as tenants-in-common. ORNI 16 LLC will continue to be responsible for the development of the project on behalf of both owners. Drilling, construction, and operations and maintenance will be provided to the project by Ormat Nevada Inc., another subsidiary of the Company, pursuant to a Drilling Services Agreement, EPC Contract, and O&M Agreement that will be negotiated and entered into by and between the owners and Ormat Nevada Inc. Costs incurred under these additional agreements and otherwise under the JOA subsequent to the closing of the acquisition under the JOA will be borne by the parties in equal parts.

Under the JOA, the parties have established a management committee to oversee the project. In the event of unresolved deadlocks relating to potential expansions of capacity or other capital expenditures, either party can trigger a buy/sell mechanism pursuant to which a party may elect to acquire the other party’s interest (or accept the acquisition of its interest by the other party) whereupon the JOA will terminate. Under certain circumstances in the event of an insurance loss or a condemnation or taking of project property, a party may offer to buy out the other party’s interest, whereupon the JOA will also terminate. In either case, any such acquisition is subject to relevant authorizations from governmental authorities, to the extent then required.

The JOA contains provisions providing for mutual indemnification by the parties, certain representations and warranties, and other provisions that are customary to agreements of this nature.

ORNI 16’s obligations under and in relation to the JOA will be guaranteed by its immediate parent entity, Ormat Nevada Inc. pursuant to a parent guarantee in favor of Nevada

Power Company. The parent guarantee by Ormat Nevada Inc. is limited solely to the extent of the obligations of ORNI 16 under and in relation to the JOA.

As part of the transactions contemplated by the JOA, ORNI 16 LLC and Nevada Power Company will amend an existing power purchase agreement between the parties pursuant to which Nevada Power Company had previously agreed to purchase 100% of the electricity generated by the Carson Lake project. As a result of such amendment, Nevada Power’s power purchase obligation will only cover ORNI 16’s entire share of the electricity generated by the project. Each party will be entitled to 50 percent of the production tax credit (PTC) or 50 percent of the investment tax credit (ITC) as applicable.

The JOA has an effective date of March 12, 2008, and is subject to the approval of the Public Utilities Commission of Nevada (PUCN). The amendment of the power purchase agreement is subject to the approval of the Federal Energy Regulatory Commission as well as the PUCN.

Safe Harbor Statement

Information provided in this report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.
By	/S/ YEHUDIT BRONICKI
Name: Yehudit Bronicki
Title: Chief Executive Officer

Date: March 27, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release of the Company dated March 26, 2008.